EXHIBIT 10.26

FIFTH AMENDMENT TO CREDIT AGREEMENT

          THIS FIFTH AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) is entered into as of September 1, 2002, by and between Shoe Pavilion Corporation, a Washington corporation (“Borrower”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Bank”).

RECITALS

          WHEREAS, Borrower is currently indebted to Bank pursuant to the terms and conditions of that certain Credit Agreement between Borrower and Bank dated as of February 27, 2001, as amended from time to time (“Credit Agreement”).

          WHEREAS, Bank and Borrower have agreed to certain changes in the terms and conditions set forth in the Credit Agreement and have agreed to amend the Credit Agreement to reflect said changes.

          NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Credit Agreement shall be amended as follows:

          1.           Section 1.1 (a) is hereby amended by deleting “October 1, 2003” as the last day on which Bank will make advances under the Line of Credit, and by substituting for said date “August 1, 2004,” with such change to be effective upon the execution and delivery to Bank of a promissory note substantially in the form of Exhibit A attached hereto (which promissory note shall replace and be deemed the Line of Credit Note defined in and made pursuant to the Credit Agreement) and all other contracts, instruments and documents required by Bank to evidence such change.

          2.           Section 1.1 (c) is hereby amended (a) by deleting “October 1, 2003” as the last day on which Bank will issue Letters of Credit under the subfeature therefor under the Line of Credit, and by substituting for said date “August 1, 2004”, and (b) by deleting “December 1, 2004” as the last day any such Letter of Credit may expire, and by substituting for said date “February 1, 2005.”.

          3.          Section 4.8 (b) and (c) are hereby deleted in their entirety, and the following substituted therefor:

           “(b)     Net profit after taxes not less than $1.00 on an annual basis, determined as of each fiscal year end, and net profit not less than $1.00 on a semi-annual basis, determined as of the end of the second fiscal quarter ending June.

             (c)     Total Funded Debt to EBITDA not greater than 3.5 to 1.0, determined on a quarterly basis, with “Funded Debt” defined as the sum of all obligations for borrowed money (including subordinated debt, all obligations under the Line of Credit and issued but undrawn letters of credit), and with “EBITDA” defined as net profit before tax plus interest expense (net of capitalized interest expense), depreciation expense and amortization expense, measured on a trailing 4 quarter basis.”

          4.          Except as specifically provided herein, all terms and conditions of the Credit Agreement remain in full force and effect, without waiver or modification.  All terms defined in the Credit Agreement shall have the same meaning when used in this Amendment.  This Amendment and the Credit Agreement shall be read together, as one document.

          5.          Borrower hereby remakes all representations and warranties contained in the Credit Agreement and reaffirms all covenants set forth therein.  Borrower further certifies that as of the date of this Amendment there exists no Event of Default as defined in the Credit Agreement, nor any condition, act or event which with the giving of notice or the passage of time or both would constitute any such Event of Default.

          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first written above.

SHOE PAVILION CORPORATION		WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ JOHN D. HELLMANN	By:	/s/ ALITA MARSHALL

Title:	Vice President		Alita Marshall Vice President